EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in Registration Statement on Form S-1 of our report dated April 15, 2021 relating to the consolidated financial statements of Grove, Inc. and subsidiaries as of and for the year ended June 30, 2020  appearing in this Registration Statement.

/s/ B F Borgers CPA PC

B F Borgers CPA PC

Lakewood, Colorado

May 21, 2021